Circuit City Stores, Inc. Reports First Quarter Results
              Management to Analyze Options for Bankcard Operation



Richmond, Va., June 17, 2003 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the first quarter ended May 31, 2003.

First Quarter Results
Sales. Total sales for the first quarter were $1.93 billion, a 9 percent decrease from sales of $2.12 billion in the quarter ended May 31, 2002.
Comparable store sales decreased 10 percent.

Information that includes and excludes individual cost items is presented throughout this release to provide greater understanding of the effects of these items on the company's operating performance and financial position.

Net (Loss) Earnings per Share from Continuing Operations
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

                                                              Three Months Ended May 31
                                                    -----------------------------------------------
                                                             2003                    2002
                                                             ----                    ----
Before remodel and relocation expenses..........            ($0.16)                  $0.01
Remodel and relocation expenses.................            ($0.05)                 ($0.02)
                                                    ----------------------- -----------------------
Net loss from continuing operations.............            ($0.21)                 ($0.01)
                                                    ----------------------- -----------------------


Continuing  Operations.  The  loss  from  continuing  operations  totaled  $43.9 million, or 21 cents per share,  compared with a loss from continuing operations of $1.3 million,  or 1 cent per share, in the first quarter of last fiscal year.
The  results  are  reduced  by  remodeling  and  relocation   costs,   including
accelerated depreciation on assets to be taken out of service as a result of the store remodeling and relocation program. Remodeling and relocation costs totaled
$16.5  million in the first  quarter of this  fiscal  year,  compared  with $8.0 million in the same period last year.  Excluding these costs, the loss per share was 16 cents  this  year,  compared  with  earnings  per share of 1 cent in last year's first quarter.

Discontinued  Operations.   On  October  1,  2002,  the  company  completed  the
separation of the CarMax auto superstore business from the Circuit City consumer electronics  business  through a tax-free  transaction  in which  CarMax,  Inc., formerly a wholly  owned  subsidiary  of Circuit City  Stores,  Inc.,  became an independent,  separately  traded public company.  All CarMax results for periods prior  to the  separation  date  are  presented  as  results  from  discontinued
operations.  For the quarter ended May 31, 2002,  earnings from the discontinued
CarMax operations were $29.2 million.

Business Performance Review
Sales. "Significant declines in average retails, driven by our industry's rapid technological development, and economic weakness, particularly early in the quarter with the onset of the war with Iraq, were the key contributors to the first quarter sales weakness," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "We were encouraged that the sales pace improved in May when we faced our toughest prior year comparable store sales comparison. Nevertheless, we recognize that we must continue our efforts to improve the shopping experience for Circuit City customers.

"Although we went into the quarter understaffed in some locations, by the end of the quarter we had reached the targeted staffing levels that we outlined when we made the compensation change in early February," said McCollough. "By the end of last week, the vast majority of our product specialists had completed a refresher training program, which required them to be re-certified in the product categories they sell. We also continue our remodeling and relocation program, which will put virtually all products in our stores out on the sales floor for easy customer access, add shopping carts and improve product adjacencies by placing accessories and peripherals closer to related products.
During the first quarter, we completed the refixturing in nine stores, fully remodeled one store and relocated three stores."

Circuit City's extended warranty revenues were 3.7 percent of sales in the first quarter of fiscal 2004, compared with 4.2 percent in the same period last year.
The primary drivers behind the decrease are the drops in average retails, which result in consumers purchasing warranty contracts on fewer products, and the shift in the sales mix to include more products such as entertainment software for which warranty contracts are not sold.

Gross Profit Margin. The gross profit margin was 23.2 percent in this year's first quarter, compared with 24.2 percent in the same period last year. The lower gross profit margin reflects competitive pricing; the reduction in extended warranty sales, which carry above average gross profit margins; and shifts in the merchandise mix.

Finance Income. The finance operation produced a pretax loss of $22.1 million in this year's first quarter, compared with a pretax profit of $20.4 million in last year's first quarter. As the company indicated earlier this month, this loss reflects the impact of the securitization of $500 million in private-label credit card receivables, including receivables related to the co-branded Visa credit card; a separate securitization of $550 million in bankcard receivables;
and the renewals of the company's credit card receivable warehouse conduits. The loss includes transaction costs; non-cash reductions in the fair value of retained interests, resulting from the change in duration from one-year conduit financing to three-year public financing; increases in valuation allowances related to a higher level of subordinated interests; and reductions in the valuation of the interest-only strips. The interest-only strips were affected by a combination of higher financing costs on all tranches, the move of a greater portion of the financing into lower-rated, higher yielding securities and by lower yields on the bankcard portfolio.

The new securitization agreements also resulted in an increase in Circuit City's retained interests in the underlying receivables. This increase resulted in a reduction in cash of approximately $240 million and an increase in the fair value of the retained interests in securitized receivables. Changes in the fair value of the retained interests also reflect the reductions in the interest-only strips described in the above paragraph, partly offset by increases related to the discounted sale of private-label receivables to the Circuit City Master
Trust. The company began to sell private-label receivables at a discount in December 2002. The retained interests in securitized receivables totaled $762.9 million at May 31, 2003, compared with $416.2 million at May 31, 2002.

Given the recent performance of the bankcard operation, the board has authorized management to analyze all viable options for that operation.

Selling,   General   and   Administrative   Expenses.   Selling,   general   and
administrative expenses were 25.7 percent of sales in this year's first quarter, compared with 25.3 percent in the first quarter of last fiscal year. This year's expenses include $16.5 million of remodeling and relocation costs, compared with
$8.0  million in last  year's  first  quarter.  Excluding  these  expenses,  the selling,  general and  administrative  expense ratio was 24.8 percent this year, compared with 24.9 percent in last year's first  quarter.  Selling,  general and administrative  expenses,  excluding  remodel and relocation  costs,  declined 9 percent.

"Obviously,  the decline in sales results in a loss of expense  leverage,"  said
McCollough.   "The  largest   contributor  to  the  expense  reduction  was  the
improvement  in store  payroll,  which  reflects  the change to a single  hourly compensation  structure from the mix of commissioned  and hourly. A reduction in advertising expense, which largely reflects a shift in advertising  expenditures to later quarters,  also was a significant  contributor to the expense  savings.
These savings were partly  offset by increases in rent and occupancy  related to new and relocated stores."

Selling, General and Administrative Expenses

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                                                             Three Months Ended May 31
                                                   --------------------------------------------------
                                                            2003                       2002
                                                            ----                       ----
(amounts in millions)                                    $            %           $             %
-----------------------------------------------------------------------------------------------------
Before remodel and relocation
 expenses.......................................
                                                      $480.1         24.8%      $527.8          24.9%
Remodel and relocation expenses.................        16.5          0.9          8.0           0.4
                                                   --------------------------------------------------
Total...........................................      $496.6         25.7%      $535.8          25.3%
                                                   --------------------------------------------------


Working Capital Changes
At May 31, 2003, Circuit City had cash and cash equivalents of $615.6 million, down from $884.7 million at February 28, 2003, and $1.11 billion at May 31, 2002. The lower cash balances primarily reflect the higher retained interests in securitized receivables. The lower year-over-year balance also reflects increases in accounts receivable and reductions in accounts payable, partly offset by a reduction in net property and equipment. A supplemental contribution made to the company's pension plan at the end of fiscal 2003 increased prepaid expenses and other current assets and other assets compared with balances at the end of last year's first quarter. On a year-over-year basis, inventory was relatively unchanged at $1.33 billion.

"We were pleased with our inventory position at the end of the quarter," McCollough said. "Our merchandising initiatives include an increase in store inventory to improve product assortments and in-stock positions. The result is better product availability for our customers. However, these initiatives may initially result in lower inventory turns and a lower payables to inventory ratio. Although the ratio is lower than at this time last year, it is consistent with long-term historical averages. In addition to focusing on increased stock, our merchandising initiatives include efforts to reduce costs through strategic sourcing and assortments of unique or limited distribution items."

New Chief Financial Officer
In a separate release this morning, Circuit City announced that Michael E. Foss will join the company as senior vice president and chief financial officer. Foss joins the company from TeleTech Holdings (NASDAQ:TTEC), a global customer service outsourcer. He replaces Michael T. Chalifoux, who announced his plans to retire earlier this year.

Summary
"Although we remain dissatisfied with our performance, we believe that our Associates are taking the right steps to bring a better Circuit City to consumers," said McCollough. "Our attention is focused on building value for our shareholders with the primary route to that objective being a superior consumer electronics shopping experience for consumers nationwide."

Conference Call Information
Circuit City will host a conference call for investors at 2:30 p.m. ET today to discuss the first quarter results. Domestic investors may access the call at
(800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 4:30 p.m. ET today and will run through midnight, June 23, 2003. Domestic investors may access the recording at (888) 286-8010, and international investors should dial
(617) 801-6888. The access code for the replay is 36139105. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

Annual Meeting
Circuit City's annual meeting also will be held at 10:00 a.m. ET today. The management presentation from that meeting will be available at approximately 1:00 p.m. ET on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

About Circuit City Stores, Inc.
Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software. With headquarters in Richmond, Va., Circuit City Stores, Inc. operates 611 Circuit City Superstores and 15 mall-based Circuit City Express stores, giving it more locations in more markets than any other consumer electronics specialty retailer. For more information, access the company's Web site at www.circuitcity.com.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. Securities and Exchange Commission filings.


Contact: Ann  Collier,   Vice  President  -  Investor  Relations  and  Corporate
         Communications, Circuit City Stores, Inc., (804) 527-4058



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                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE MONTHS ENDED MAY 31 (UNAUDITED)
                  (Amounts in thousands except per share data)


                                                             2003                      2002

NET SALES AND OPERATING REVENUES                      $     1,933,320          $       2,118,243
Cost of sales, buying and warehousing                       1,485,010                  1,604,893
                                                       --------------           ----------------
GROSS PROFIT                                                  448,310                    513,350
Finance (loss) income                                         (22,105)                    20,419
Selling, general and administrative expenses                  496,619                    535,794
Interest expense                                                1,007                          -
                                                       --------------           ----------------
 Loss from continuing operations
     before income taxes                                      (71,421)                    (2,025)

Income tax benefit                                            (27,497)                      (769)
                                                       ---------------           ---------------
NET LOSS FROM CONTINUING OPERATIONS                           (43,924)                    (1,256)

NET EARNINGS FROM DISCONTINUED OPERATIONS                           -                     29,238
                                                       --------------           ----------------
NET (LOSS) EARNINGS                                   $       (43,924)         $          27,982
                                                       ==============           ================
Net (loss) earnings from:
     Continuing operations                            $       (43,924)         $          (1,256)
                                                       ==============           ================
     Discontinued operations attributed to:
       Circuit City common stock                      $             -          $          18,722
                                                       ==============           ================
       CarMax Group common stock                      $             -          $          10,516
                                                       ==============           ================

Weighted average common shares:
     Circuit City:
        Basic                                                 205,828                    206,710
                                                       ==============           ================
        Diluted                                               205,828                    206,710
                                                       ==============           ================
        CarMax Group:
        Basic                                                       -                     36,962
                                                       ==============           ================
        Diluted                                                     -                     38,826
                                                       ==============           ================

NET (LOSS) EARNINGS PER SHARE:
     Basic:
        Continuing operations                         $         (0.21)         $           (0.01)
        Discontinued operations attributed
          to Circuit City common stock                              -                       0.09
                                                       --------------           ----------------
                                                      $         (0.21)         $            0.08
                                                       ==============           ================
        Discontinued operations attributed
          to CarMax Group common stock                $             -          $            0.28
                                                       ==============           ================
     Diluted:
        Continuing operations                         $         (0.21)         $           (0.01)
        Discontinued operations attributed
          to Circuit City common stock                              -                       0.09
                                                       ---------------           ---------------
                                                      $         (0.21)         $            0.08
                                                       ===============           ===============
        Discontinued operations attributed
          to CarMax Group common stock                $             -          $            0.27
                                                       ===============           ===============












                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)

                                                                             May 31
                                                              2003                        2002
                                                         ---------------            ----------------

ASSETS

Current Assets:
Cash and cash equivalents                              $         615,644           $       1,114,557
Accounts receivable, net of allowance for
  doubtful accounts of $1,069 and $594                           181,054                     146,301
Retained interests in securitized receivables                    762,854                     416,176
Merchandise inventory                                          1,328,659                   1,325,024
Prepaid expenses and other current assets                         63,494                      34,892
Assets of discontinued operations                                      -                     663,319
                                                       -----------------           -----------------
Total Current Assets                                           2,951,705                   3,700,269

Property and equipment, net                                      621,067                     712,933
Deferred income taxes                                             26,370                       9,229
Other assets                                                      24,227                      10,210
Assets of discontinued operations                                      -                     166,899
                                                       -----------------           -----------------
TOTAL ASSETS                                           $       3,623,369           $       4,599,540
                                                       =================           =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                       $         900,424           $       1,017,252
Accrued expenses and other current liabilities                   132,119                     147,114
Accrued income taxes                                                   -                      21,207
Deferred income taxes                                            128,531                     118,589
Short-term debt                                                        -                       1,094
Current installments of long-term debt                             1,469                      46,778
Liabilities of discontinued operations                                 -                     201,172
                                                       -----------------           -----------------
Total Current Liabilities                                      1,162,543                   1,553,206

Long-term debt, excluding current installments                    10,865                      13,734
Accrued straight-line rent                                        99,525                      80,931
Other liabilities                                                 69,141                      67,606
Liabilites of discontinued operations                                  -                     111,630
                                                       -----------------           -----------------
TOTAL LIABILITIES                                              1,342,074                   1,827,107
                                                       -----------------           -----------------
Stockholders' Equity:
Circuit City common stock                                        103,855                     104,956
CarMax Group common stock                                              -                      18,531
Capital in excess of par value                                   837,498                     823,066
Retained earnings                                              1,339,942                   1,825,880
                                                       -----------------           -----------------
TOTAL STOCKHOLDERS' EQUITY                                     2,281,295                   2,772,433
                                                       -----------------           -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $       3,623,369           $       4,599,540
                                                       =================           =================
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